Exhibit 99.1

The LGL Group, Inc. Announces Changes to its Board of Directors

ORLANDO, Fla., The LGL Group, Inc. (NYSE MKT: LGL), today announced that its Board of Directors have nominated Mr. Ivan Arteaga and Mr. Bel Lazar to join the board, effective immediately.

“We are very pleased to announce these professionals are joining the board.  The company continues with its efforts in growing its operating capabilities,” said Marc Gabelli, Chairman of the Board of Directors.  “Mr. Lazar and Mr. Arteaga have a broad array of technological and capital markets experience. The timing for these new directors joining LGL could not be better as we grow shareholder value.”

Mr. Lazar is currently Vice President of Operations and member of the Board of Directors at Efficient Power Conversion, a leading provider of gallium nitride (GaN)-based power management technology, and was previously President and CEO of API Technologies Corp., formerly a NASDAQ listed company.  Mr. Arteaga is a Chartered Financial Analyst and Founder and Managing Member of Arteaga Capital Management, LLC, a company that provides alternative investment management services, and previously served as a communications analyst and portfolio manager at Gabelli & Company.

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

The LGL Group, Inc.

Michael Ferrantino, Sr., 407-298-2000

CEO

mferrantino@lglgroup.com

or

James Tivy, 407-298-2000

CFO

jtivy@lglgroup.com